Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AIRBNB, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Airbnb, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Airbnb, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 27, 2008 under the name Airbed & Breakfast, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Airbnb, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is the Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 1,472,400,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 247,217,042 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), (i) 736,400,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock,” (ii) 710,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock,” (iii) 26,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class H Common Stock,” (iv) 63,654,984 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock,” (v) 34,394,832 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” (vi) 34,702,686 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” (vii) 1,903,680 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” (viii) 33,920,154 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” (ix) 25,530,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” (x) 34,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” and (xi) 19,110,706 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. All references in this Restated Certificate of Incorporation to a “certificate” or “certificates” representing shares of the Corporation’s capital stock include a notice or notices of issuance of uncertificated shares. Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock issued and outstanding immediately prior to the filing of the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 2020 (the “Effective Time”), which effected a 2-for-1 stock split of each issued and outstanding share of Common Stock and Preferred Stock (the “Stock Split”), from and after the Effective Time, represents that number of shares of the class or series of Common Stock or Preferred Stock into which such shares have been reclassified pursuant to the Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of any class or series of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of the class or series of Common Stock or Preferred Stock into which the shares represented by such certificate(s) have been reclassified pursuant to the Stock Split.

A. COMMON STOCK

The Common Stock shall have such terms, rights, powers and privileges, and the qualifications and limitations with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2. Voting.

2.1 Except as otherwise provided herein or required by law, each holder of shares of Class A Common Stock shall be entitled to one (l) vote for each share of Class A Common Stock, each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock, and each holder of shares of Class H Common Stock shall be entitled to no votes for each share of Class H Common Stock held on any matter submitted to the stockholders of the Corporation.

2.2 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (voting together as a single class on an as-converted to the appropriate class of Common Stock basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Conversion.

3.1 Conversion of Class B Common Stock.

3.1.1 Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock.

3.1.2 Automatic Conversion. Upon the earlier of (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Class B Common Stock at the time of such vote or consent, voting as a separate class, and (b) the twenty (20) year anniversary of the consummation of an IPO (as defined below) (the earlier such date, the “Class B Mandatory Conversion Time”), each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock.

3.1.3 Transfers to Non-Affiliates. Any share of Class B Common Stock shall automatically be converted into one (1) share of Class A Common Stock upon the transfer, assignment, sale or other disposition of such share by the holder (or any of its Affiliates) to which such share of Class B Common Stock was originally issued by the Corporation to a person that is not then an Affiliate of such original holder. “Affiliate” shall mean, (i) in the case of a natural person or entity held solely by a natural person or the family or estate of such natural person, any spouse, grandchild or member of the immediate family (including adopted children) of such person, any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of any spouse, grandchild or member of the immediate family (including adopted children) of such person or any trust for the benefit of such person; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder, (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

3.1.4 Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, or upon the occurrence of an automatic conversion of the Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall, in the event of an optional conversion pursuant to Section 3.1.1, give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. In the event of an optional conversion pursuant to Section 3.1.1, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section 3.1.2 or Section 3.1.3, such conversion shall be deemed to have been made, in the case of Section 3.1.2, at the Class B Mandatory Conversion Time or, in the case of Section 3.1.3, on the applicable date of transfer, and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.2 Conversion of Class H Common Stock.

3.2.1 Automatic Conversion. Upon the transfer, assignment, sale or other disposition of Class H Common Stock to a person that is not a subsidiary of the Corporation, each share of Class H Common Stock so transferred, assigned, sold or otherwise disposed of shall automatically convert into one (1) share of Class A Common Stock.

3.2.2 Mechanics of Conversion. Upon the occurrence of an automatic conversion of the Class H Common Stock pursuant to Section 3.2.1, the subsidiary of the Corporation, which was the holder of record thereof immediately prior to the transfer, assignment, sale or other disposition that gave rise to such automatic conversion, shall surrender any certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such subsidiary has transferred the same and shall state therein the name or names of the transferee or transferees to which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such transferee or transferees a certificate or certificates for the number of shares of Class A Common Stock to which such transferee or transferees shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the applicable date of transfer, assignment, sale, or other disposition of Class H Common Stock and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date. Shares of Class H Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class H Common Stock accordingly.

4. No Issuance of Class B Common Stock Following an IPO. Upon the closing of the sale of shares of Class A Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), no further shares of Class B Common Stock may be issued by the Corporation, except for the issuance of shares of Class B Common Stock upon the exercise, conversion, exchange or settlement of Options and Convertible Securities outstanding as of the date of such IPO.

5. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Part A of Article Fourth to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

6. Redemption. The Common Stock is not redeemable at the option of the holder thereof and the Corporation shall have no obligation to redeem the Common Stock; provided, however, that the Corporation may at any time or from time to time redeem out of funds legally available therefor at a redemption price equal to the par value of the share of Class H Common Stock being redeemed any outstanding shares of Class H Common Stock on the terms and conditions set forth in the notice of redemption delivered to the holder of Class H Common Stock by the Corporation.

B. PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to 8% of the applicable Original Issue Price (as defined below) per share of Preferred Stock per year. Thereafter, any additional dividend shall be payable on a pro rata basis to the holders of Common Stock and Preferred Stock (assuming the conversion of Preferred Stock into Common Stock at the then current applicable Conversion Price). The foregoing dividend shall not be cumulative and shall be payable only if, when and as declared by the Corporation’s Board of Directors (the “Board”). The “Original Issue Price” shall mean $0.00966146 per share for the Series Seed Preferred Stock, $0.209333335 per share for the Series A Preferred Stock, $3.312416665 per share for the Series B Preferred Stock, $1.10414 per share for the Series B-1 Preferred Stock, $5.8962 per share for the Series C Preferred Stock, $20.356516665 per share for the Series D Preferred Stock, $46.5472 per share for the Series E Preferred Stock and $52.50 per share for the Series F Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock occurring after the date of the filing of this Restated Certificate of Incorporation.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price applicable to such share of Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed solely among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder; provided, however, that in the event of a share-for-share merger of the Corporation that constitutes a Deemed Liquidation Event, all issued and outstanding shares of Class H Common Stock may, upon the election by the Corporation, in lieu of participating in the distribution of assets provided by this Section, be converted into a similar, non-voting security of the entity surviving such share-for-share merger.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis) elect to treat such event otherwise (each, a “Waived Deemed Liquidation Event”), by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event (provided that if in connection with such Waived Deemed Liquidation Event (i) any proceeds thereof are to be paid or distributed to the stockholders of the Corporation in respect of their shares of Corporation capital stock, and (ii) from such proceeds the holders of Series E Preferred Stock would receive less than the applicable Liquidation Amount for each share of Series E Preferred Stock then held by them, then the foregoing election of the holders of at least a majority of outstanding shares of Preferred Stock shall also require the election of holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting separately as a single class):

(a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted to Class B Common Stock basis.

3.2 Election of Directors.

3.2.1 Directors. So long as 50% of the shares of Series Seed Preferred Stock originally issued (as adjusted for the Stock Split) to the majority purchaser of Series Seed Preferred Stock under that certain Series Seed Purchase Agreement by and among the Corporation and certain of its stockholders dated April 20, 2009 (the “Series Seed Purchase Agreement”), continue to be held by such majority purchaser, the holders of record of the shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series Seed Director”). So long as 50% of the shares of Series B Preferred Stock and Series B-1 Preferred Stock originally issued (as adjusted for the Stock Split) under that certain Series B Preferred Stock and Series B-1 Preferred Stock Purchase Agreement by and among the Corporation and certain of its stockholders dated July 22, 2011 (the “Series B Preferred Stock Purchase Agreement”) remain outstanding, the holders of record of the shares of Series B Preferred Stock and Series B-1 Preferred Stock, exclusively and voting together as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class on an as-converted to Class B Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation.

3.2.2 Removal; Vacancies. Any director elected as provided in Section 3.2.1 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class, classes or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of a class, classes, or a series fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect a director or directors, pursuant to Section 3.2.1, then any directorship not so filled shall remain vacant until such time as the holders of such class, classes, or series elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, pursuant to Section 3.2.1. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class, classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class, classes or series or by any remaining director or directors elected by the holders of such class, classes or series pursuant to Section 3.2.1.

3.3 Preferred Stock Protective Provisions.

3.3.1 Class Protective Provisions. So long as at least 50% of the shares of Preferred Stock originally issued (as adjusted for the Stock Split) under any of the Series Seed Preferred Stock Purchase Agreement, that certain Series A Preferred Stock Purchase Agreement by and among the Corporation and certain of its stockholders dated April 30, 2010 (the “Series A Preferred Stock Purchase Agreement”), the Series B Preferred Stock Purchase Agreement, that certain Series C Preferred Stock Purchase Agreement by and among the Corporation and certain of its stockholders dated on or around December 5, 2012 (the “Series C Preferred Stock Purchase Agreement”), that certain Series D Preferred Stock Purchase Agreement by and among the Corporation and certain of its stockholders dated April 16, 2014 (the “Series D Preferred Stock Purchase Agreement”), that certain Series E Preferred Stock Purchase Agreement by and among the Corporation and certain of its stockholders dated June 26, 2015 (the “Series E Preferred Stock Purchase Agreement”) and those certain Series F Preferred Stock Purchase Agreements by and among the Corporation and certain of its stockholders dated July 28, 2016, November 21, 2016, November 25, 2016, December 14, 2016 and December 16, 2016 (together, the “Series F Preferred Stock Purchase Agreement”) remain outstanding (any such series of Preferred Stock of which at least 50% of the shares so remains outstanding, being referred to as “Qualifying Preferred Stock”), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of all Qualifying Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class of Preferred Stock on an as-converted to the appropriate class of Common Stock basis:

(a) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(b) authorize or create (by reclassification or otherwise) any new class or series of equity securities (including, without limitation, any other security convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;

(c) redeem or repurchase any shares of Common Stock (except Class H Common Stock pursuant to Section A.6) or shares of Preferred Stock (other than (x) pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Board, (y) pursuant to the Corporation’s right of first refusal or (z) the repurchase of an aggregate amount not to exceed $100 million per calendar year of outstanding shares of common stock or options to purchase shares of Common Stock from employees or other service providers in connection with an employee liquidity or like program, as approved by the Board);

(d) declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock (other than a dividend payable solely in shares of Common Stock);

(e) increase or decrease the authorized number of directors constituting the Board;

(f) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event; or

(g) otherwise amend, alter, restate, waive or repeal any provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation which results in any adverse change to the rights, preferences or privileges of the Preferred Stock.

3.3.2 Series Seed Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series Seed Preferred Stock originally issued (as adjusted for the Stock Split) under the Series Seed Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series Seed Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series Seed Preferred Stock so as to adversely affect such Series Seed Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series Seed Preferred Stock.

3.3.3 Series A Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series A Preferred Stock originally issued (as adjusted for the Stock Split) under the Series A Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series A Preferred Stock so as to adversely affect such Series A Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series A Preferred Stock.

3.3.4 Series B Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series B Preferred Stock and Series B-1 Preferred Stock originally issued (as adjusted for the Stock Split) under the Series B Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock (voting together as a single class on an as converted to the appropriate class of Common Stock basis), given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series B Preferred Stock and/or Series B-1 Preferred Stock so as to adversely affect such Series B Preferred Stock and/or Series B-1 Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series B Preferred Stock and/or Series B-1 Preferred Stock.

3.3.5 Series C Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series C Preferred Stock originally issued (as adjusted for the Stock Split) under the Series C Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series C Preferred Stock so as to adversely affect such Series C Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series C Preferred Stock.

3.3.6 Series D Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series D Preferred Stock originally issued (as adjusted for the Stock Split) under the Series D Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series D Preferred Stock so as to adversely affect such Series D Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation (other than additional shares of Series D Preferred Stock) shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series D Preferred Stock.

3.3.7 Series E Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series E Preferred Stock originally issued (as adjusted for the Stock Split) under the Series E Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series E Preferred Stock so as to adversely affect such Series E Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series E Preferred Stock.

3.3.8 Series F Preferred Stock Protective Provisions. At any time when at least 50% of the shares of Series F Preferred Stock originally issued (as adjusted for the Stock Split) under the Series F Preferred Stock Purchase Agreement remain outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a) alter or change or waive the rights, preferences, privileges or restrictions of the Series F Preferred Stock so as to adversely affect such Series F Preferred Stock by amending or waiving any provision of this Restated Certificate of Incorporation or Bylaws, or by merger, consolidation or otherwise; provided, however, that for clarity it is acknowledged that the authorization or issuance of any existing or new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series F Preferred Stock.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially mean $0.00966146 per share for the Series Seed Preferred Stock, $0.209333335 per share for the Series A Preferred Stock, $3.312416665 per share for the Series B Preferred Stock, $1.10414 per share for the Series B-1 Preferred Stock, $5.8962 per share for the Series C Preferred Stock, $20.356516665 per share for the Series D Preferred Stock, $46.5472 per share for the Series E Preferred Stock and $52.50 per share for the Series F Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. Subject to Section 4.3.1 in the event of a Contingency Event, in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the shares represented by such certificate (or indicated for conversion) shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall use its diligent efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in diligent efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class B Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and, subject to Section 3.3 hereof, the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the affected series thereof) accordingly.

4.3.4 No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made for any declared but unpaid dividends on such series of Preferred Stock or on the Class B Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8 occurring after the date of the filing of this Restated Certificate of Incorporation;

(iii)

shares of Common Stock or Options to acquire shares of Common Stock (net of repurchase, cancellations, terminations or such shares or Options) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board (collectively, “Equity Plans”), such number of shares reserved under such plans, agreements or arrangements as may be increased upon further approval of the Board, including the approval of either the Series Seed Director or the Series B Director, and without the need for approval by any of the Corporation’s stockholders;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction, entered into for primarily non-equity financing purposes, approved by the Board, including the approval of either the Series Seed Director or the Series B Director;

(vi)

shares of Common Stock, Options or Convertible Securities issued (A) pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets, (B) in exchange for the hiring of employees of such other corporation or entity by the Corporation, or (C) pursuant to any other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board;

(vii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, entered into for primarily non-equity financing purposes, approved by the Board, including the approval of either the Series Seed Director or the Series B Director;

(viii)	shares of Common Stock issued or issuable in a public offering;

(ix)

solely with respect to an adjustment of the Conversion Price of the Series C Preferred Stock, shares of Common Stock or Options to acquire shares of Common Stock constituting a Special Anti-Dilution Issuance (as defined below);

(x)	shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock or Class H Common Stock;

(xi)	shares of Common Stock, Options or Convertible Securities issued as a result of this Section 4.4 or Section 4.10;

(xii)	shares of Class H Common Stock issued to a subsidiary of the Corporation;

(xiii)

shares of Class B Common Stock issued or issuable pursuant to that certain Series D Conversion Agreement, dated as of the Original Issue Date of the Series D Preferred Stock, by and among the Corporation and the holders of Series D Preferred Stock to whom shares of the Series D Preferred Stock are originally issued; and

(xiv)	shares of Common Stock and Preferred Stock issued pursuant to the Stock Split.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock or Class B Common Stock, but excluding Options.

(c) “Option” shall mean rights, options, restricted stock units, shares of restricted stock, stock appreciation rights, phantom stock units or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d) “Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the applicable Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date of a series of Preferred Stock, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*(A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of the filing of this Restated Certificate of Incorporation effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the date of the filing of this Restated Certificate of Incorporation combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock (other than the Stock Split), then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable (a) notify each affected holder of Preferred Stock and (b) upon request of a holder of Preferred Stock, compute such adjustment or readjustment in accordance with the terms hereof and furnish to such requesting holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10 Special Anti-Dilution Adjustment for Series C Preferred Stock.

(a) In the event that (x) during the 30-month period following the Original Issue Date of the Series C Preferred Stock, the Corporation issues Common Stock or Options to acquire shares of Common Stock to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries (other than Nathan Blecharczyk, Brian Chesky and Joe Gebbia (collectively, the “Founders”)), in connection with services provided by such persons, to the extent that the aggregate number of shares of Common Stock issued or deemed issued to such persons (calculated net of repurchases, cancellations and terminations) during such 30 month period is greater than the 63,938,388 shares of Common Stock, as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the Original Issue Date of the Series E Preferred Stock (other than the Stock Split), or Options to acquire shares of Common Stock (net of repurchase, cancellations, terminations or such shares or Options) (such number, the “Baseline Option Pool”) and less than 86,834,520 shares, as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the Original Issue Date of the Series E Preferred Stock (other than the Stock Split), or (y) during the 48-month period following the Original Issue Date of the Series C Preferred Stock, the Corporation issues Common Stock, Convertible Securities or Options to the Founders (any issuance meeting the conditions of (x) or (y), a “Special Anti-Dilution Issuance”), then the Conversion Price of the Series C Preferred Stock shall be reduced, concurrently with such Special Anti-Dilution Issuance, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 ÷ (1 + (B/A))

For purposes of the foregoing formula, the following definitions shall apply:

(i) “CP2” shall mean the Conversion Price of the Series C Preferred Stock in effect immediately after the Special Anti-Dilution Issuance;

(ii) “CP1” shall mean the Conversion Price of the Series C Preferred Stock in effect immediately prior to the Special Anti-Dilution Issuance;

(iii) “A” shall mean the number of shares of Common Stock outstanding immediately prior to the Special Anti-Dilution Issuance (treating for this purpose as outstanding (X) all shares of Common Stock issuable upon exercise, conversion or exchange (as applicable) of Options or Convertible Securities outstanding immediately prior to such Special Anti-Dilution Issuance (for the avoidance of doubt, including all prior Special Anti-Dilution Issuances) and (Y) all shares reserved for issuance under the Equity Plans); and

(iv) “B” shall mean the number of shares of Common Stock issued or deemed issued in the Special Anti-Dilution Issuance.

For the avoidance of doubt, if there is a Special Anti-Dilution Issuance that would (but for this paragraph) reduce the Conversion Price of the Series C Preferred Stock pursuant to this Section 4.10 and pursuant to some other section of Section 4, the Conversion Price of the Series C Preferred Stock shall only be adjusted pursuant to this Section 4.10 or pursuant to such other section of Section 4, whichever results in the greater reduction to the Conversion Price of the Series C Preferred Stock.

(b) If, with respect to any Option or Convertible Security, the issuance of which constituted a Special Anti-Dilution Issuance and resulted in an adjustment to the Conversion Price of the Series C Preferred Stock pursuant to the terms of this Section 4.10, the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security is either increased or decreased, pursuant to the terms of such Option or Convertible Security or any amendment, modification or adjustment thereof (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions), then, effective upon such increase or decrease becoming effective, the Conversion Price of the Series C Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of the Series C Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security constituting a Special Anti-Dilution Issuance. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of the Series C Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for the Series C Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for the Series C Preferred Stock that would have resulted from any Special Anti-Dilution Issuance between the original adjustment date and such readjustment date.

(c) Upon the expiration or termination of any unexercised Option that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of the Series C Preferred Stock pursuant to the terms of Section 4.10, the Conversion Price of the Series C Preferred Stock shall be readjusted to such Conversion Price of the Series C Preferred Stock as would have obtained had such Option (or portion thereof) never been issued.

(d) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of the Series C Preferred Stock provided for in this Section 4.10 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clause (b) of this Section 4.10). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security cannot be calculated at all at the time such Option is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4.10 at the time of such issuance or amendment shall instead be effected at the time such number of shares and is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75,000,000 of gross proceeds to the Corporation (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis (the time immediately prior to such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the applicable ratio described in Section 4.1.1 based on the then effective applicable conversion rate as calculated in accordance with Section 4 and (ii) such shares may not be reissued by the Corporation; provided that, notwithstanding Section 5.1(b) above, the election in writing of holders of (A) a majority of the outstanding shares of Series B Preferred Stock shall be required to automatically convert the outstanding shares of Series B Preferred Stock in connection with any Deemed Liquidation Event in which such holders of Series B Preferred Stock receive or would at the time of such conversion be reasonably expected to receive in such transaction an amount per share less than the applicable Liquidation Amount of the Series B Preferred Stock, (B) a majority of the outstanding shares of Series C Preferred Stock shall be required to automatically convert the outstanding shares of Series C Preferred Stock in connection with any Deemed Liquidation Event in which such holders of Series C Preferred Stock receive at the closing of such transaction an amount per share less than the applicable Liquidation Amount of the Series C Preferred Stock, (C) at least 66 2/3% of the outstanding shares of Series D Preferred Stock shall be required to automatically convert the outstanding shares of Series D Preferred Stock in connection with any Deemed Liquidation Event in which such holders of Series D Preferred Stock receive at the closing of such transaction an amount per share less than the applicable Liquidation Amount of the Series D Preferred Stock, (D) a majority of the outstanding shares of Series E Preferred Stock shall be required to automatically convert the outstanding shares of Series E Preferred Stock in connection with (1) any Deemed Liquidation Event in which such holders of Series E Preferred Stock receive at the closing of such transaction an amount per share less than the applicable Liquidation Amount of the Series E Preferred Stock or (2) any equity financing of the Corporation in which the pre-financing valuation of the Corporation in such financing is $8,000,000,000 or more and (E) a majority of the outstanding shares of Series F Preferred Stock shall be required to automatically convert the outstanding shares of Series F Preferred Stock in connection with any Deemed Liquidation Event in which such holders of Series F Preferred Stock receive at the closing of such transaction an amount per share less than the applicable Liquidation Amount of the Series F Preferred Stock.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, (x) a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof, (y) the cash payment as provided in Section 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (z) the cash payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and, subject to Section 3.3 hereof, the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

6. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof and the Corporation shall have no obligation to redeem the Preferred Stock.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Subject to Sections 3.3, Section 4.4.2 and 5.1, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding voting together on an as-converted to Class B Common Stock basis; provided, that if and to the extent that any such waiver pursuant to this Section 8 treats the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E

Preferred Stock or Series F Preferred Stock in a manner that is adverse to such series and different from any other such series or seeks to waive any rights explicitly granted to any such series hereunder or seeks to waive the rights granted to such series set forth in Section 2.1, then the consent required pursuant to this Section 8 shall also include the consent of the holders of a majority (or in the case of the Series B Preferred Stock, at least 70%, in the case of the Series D Preferred Stock, at least 66 2/3%) of such adversely affected series, in each case, voting as a separate class.

9. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation (other than the Stock Split), or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

10. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: Without limiting any of the rights of the Preferred Stock set forth in this Restated Certificate of Incorporation, in accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the Board.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock (or shares of Class B Common Stock issuable upon conversion of such Preferred Stock) or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of November, 2020.

By:	/s/ David E. Stephenson
David E. Stephenson
Chief Financial Officer

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